Exhibit 99.1

TOR Minerals Provides Update on Third Quarter Earnings

CORPUS CHRISTI, TEXAS, October 24, 2005 -- TOR Minerals International (Nasdaq: TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced that third quarter results for 2005 are expected to be a loss of ($0.04) to ($0.05) per share.  This loss is greater than the near breakeven level, which was previously announced.

The disruption of operations at the company’s Corpus Christi plant during the third quarter related to Hurricanes Katrina and Rita and other factors had a greater impact on third quarter results than the company had originally anticipated. These disruptions included a delay in receiving raw materials due to Hurricane Katrina and a five-day suspension of manufacturing activities due to Hurricane Rita.  In addition, other factors including a higher effective consolidated tax rate and inventory adjustments contributed to the loss in third quarter 2005.

TOR Minerals will issue a news release announcing third quarter 2005 results and host a conference call to discuss the results after the close of trading on Tuesday, November 1, 2005.  Details of the conference call will be released prior to the earnings announcement.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051